Exhibit 5.1

Our ref	VSL/753303-000007/25492206v3

KANZHUN LIMITED

18/F, GrandyVic Building

Taiyanggong Middle Road

Chaoyang District, Beijing 100020

People's Republic of China

16 December 2022

Dear Sirs

KANZHUN LIMITED

We have acted as Cayman Islands legal advisers to KANZHUN LIMITED (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain of the Company's class A ordinary shares of par value US$0.0001 each (the "Shares"), including Shares represented by American depositary shares (the "ADSs").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of dated 16 January 2014 issued by the Registrar of Companies in the Cayman Islands.

1.2	The fourteenth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 21 May 2021 and effective immediately prior to the completion of the Company's initial public offering of ADSs representing its Shares (the "Prior Memorandum and Articles").

1.3	The fifteenth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 14 December 2022 and effective conditional upon and with effect from the consummation of the listing of the Shares on Th Stock Exchange of Hong Kong Limited (the "Memorandum and Articles").

1.4	The minutes (the "A1 Minutes") of the meeting of the board of directors of the Company held on 9 October 2022 (the "A1 Meeting") and the minutes (the "Long Board Minutes" and together with the A1 Minutes, the "Minutes") of the meeting of the board of directors of the Company held on 14 December 2022 (the "Long Board Meeting" and together with the A1 Meeting, the "Meetings").

1.5	The minutes ("AGM Minutes") of the general meeting of the shareholders of the Company held on 14 December 2022 (the "AGM").

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.7	A certificate of good standing dated 13 December 2022, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, effective conditional upon and with effect from the consummation of the listing of the Shares on The Stock Exchange of Hong Kong Limited, shall be US$200,000 divided into (i) 1,800,000,000 Class A ordinary shares of a par value of US$0.0001 each and (ii) 200,000,000 Class B ordinary shares of a par value of US$0.0001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate

16 December 2022

To:      Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

KANZHUN LIMITED (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Minutes are a true and correct record of the proceedings of the relevant Meetings, which were duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The AGM Minutes are a true and correct record of the proceedings of the AGM, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the AGM Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$200,000 divided into 2,000,000,000 shares of a par value of US$0.0001 each comprising of (i) 1,750,000,000 Class A ordinary shares of a par value of US$0.0001 each, and (ii) 200,000,000 Class B ordinary shares of a par value of US$0.0001, and (iii) 50,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Prior Memorandum and Articles of Association.

5	The authorised share capital of the Company, effective conditional upon and with effect from the consummation of the listing of the Shares on Th Stock Exchange of Hong Kong Limited, shall be US$200,000 divided into (i) 1,800,000,000 Class A ordinary shares of a par value of US$0.0001 each and (ii) 200,000,000 Class B ordinary shares of a par value of US$0.0001 each.

6	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened and held in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written consent as the case may be.

8	The directors of the Company at the date of each Meeting and as at the date of this certificate were and are as follows:

Zhao Peng
Yu Haiyang
Zhang Tao
Chen Xu
Zhang Yu
Sun Yonggang
Yang Zhaoxuan
Wang Xiehua
Wang Yusheng

9	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Yu Zhang
Name:	Yu Zhang
Title:	Director